Exhibit 99.4
Item 6 — Selected Financial Data
The following table presents the Company's historical selected financial data, which has been recast to include the remaining 51.05% interest in CVSR Holdco LLC acquired by Yield Operating LLC on September 1, 2016, as if the transfer had taken place from the date the respective entity was under common control, which was September 30, 2011. The acquisition is further described in Item 15 — Note 3, Business Acquisitions, to the Consolidated Financial Statements. Additionally, for all periods prior to the initial public offering, the data below reflects the Company's accounting predecessor, or NRG Yield, the financial statements of which were prepared on a ''carve-out'' basis from NRG and are intended to represent the financial results of the contracted renewable energy and conventional generation and thermal infrastructure assets in the U.S. that were acquired by NRG Yield LLC on July 22, 2013. For all periods subsequent to the initial public offering, the data below reflects the Company's consolidated financial results.
This historical data should be read in conjunction with the Consolidated Financial Statements and the related notes thereto in Item 15 and Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations.

	Fiscal year ended December 31,
(In millions, except per share data)	2015	2014	2013	2012	2011
Statement of Income Data:
Operating Revenues
Total operating revenues	$953	$828	$434	$186	$173
Operating Costs and Expenses
Cost of operations	321	277	154	118	112
Depreciation and amortization	297	233	92	39	35
General and administrative	12	8	7	7	6
Acquisition-related transaction and integration costs	3	4	—	—	—
Total operating costs and expenses	633	522	253	164	153
Operating Income	320	306	181	22	20
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	26	17	20	19	13
Other income, net	3	6	4	3	2
Loss on extinguishment of debt	(9)	(1)	—	—	—
Interest expense	(263)	(216)	(72)	(29)	(21)
Total other expense, net	(243)	(194)	(48)	(7)	(6)
Income Before Income Taxes	77	112	133	15	14
Income tax expense	12	4	8	10	9
Net Income	65	108	125	$5	$5
Less: Pre-acquisition net (loss) income of Drop Down Assets	(10)	44	16
Net Income Excluding Pre-acquisition Net (Loss) Income of Drop Down Assets	75	64	109
Less: Predecessor income prior to initial public offering on July 22, 2013	—	—	54
Less: Net income attributable to noncontrolling interests	42	48	42
Net Income Attributable to NRG Yield, Inc.	$33	$16	$13
Earnings Per Share Attributable to NRG Yield, Inc. Class A and Class C Common Stockholders
Earnings per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.40	$0.30	$0.29	N/A	N/A
Dividends per Class A common share (a)	$1.015	$1.42	$0.23	N/A	N/A
Dividends per Class C common share (a)	0.625	N/A	N/A	N/A	N/A
Other Financial Data:
Capital expenditures	$29	$60	$782	$1,398	$466
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$405	$362	$168	$57	$32
Investing activities	(1,108)	(739)	(965)	(1,421)	(495)
Financing activities	385	747	834	1,362	454
Balance Sheet Data (at period end):
Cash and cash equivalents	$111	$429	$59	$22	$24
Property, plant and equipment, net	5,878	6,009	3,388	3,392	1,290
Total assets	8,689	8,794	4,717	3,790	1,636
Long-term debt, including current maturities	5,593	5,731	2,849	1,880	445
Total liabilities	5,951	6,062	3,129	2,449	743
Total stockholders' equity	2,738	2,732	1,588	1,341	893

(a) The Company began paying dividends on Class A common stock after the initial public offering on July 22, 2013. The Company began paying dividends on Class C common stock after the Recapitalization on May 14, 2015.

2